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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 14, 2000


                            NEXTERA ENTERPRISES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




          DELAWARE                         0-25995                      95-4700410
(STATE OR OTHER JURISDICTION      (COMMISSION FILE NUMBER)     (I.R.S. EMPLOYER IDENTIFICATION
     OF INCORPORATION)                                                     NO.)
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ONE CRANBERRY HILL, LEXINGTON, MASSACHUSETTS                             02421
  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                            (ZIP CODE)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (781) 778-4400



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        This Current Report on Form 8-K is filed by Nextera Enterprises, Inc., a
Delaware corporation (the "Company"), in connection with the matters described herein.

ITEM 5.  OTHER EVENTS.

        On December 14, 2000 Nextera Enterprises, Inc. (the "Company") entered into a Note Conversion Agreement with Knowledge Universe, Inc. (the Company's controlling stockholder) pursuant to which Knowledge Universe, Inc. converted
$21,000,000 of subordinated debt into a new series of preferred stock designated as Series A Preferred Stock, par value $.001 per share. The transaction was approved by the Company's Board of Directors following the recommendation of an independent committee of the Board. Completion of the transaction allows the Company to meet the minimum net tangible assets requirement of the NASDAQ
National Market System.

        The terms of the Series A Preferred Stock are described in a Certificate of Designation filed as an exhibit hereto and summarized below.

        The Series A Preferred Stock will have a 10% PIK dividend (i.e., preferred on preferred). The 10% rate will be adjusted to 7% effective from July
1, 2001 should the preferred not be called or exchanged by the Company as provided below. If the Series A Preferred Stock is exchanged by the Company for subordinated debt as provided below, the preferred will have a 12% PIK dividend, retroactive to the date of issuance. The PIK will compound quarterly. The dividend will have a preference on any dividends declared on the common stock.

        On or before June 30, 2001, the Company may, at its option, (i) call the Series A Preferred Stock for cash at original face value plus PIK dividends or
(ii) exchange the Series A Preferred Stock for subordinated debt securities in a principal amount equal to the face amount of the Series A Preferred Stock plus
PIK dividends. Such new subordinated debt securities would have identical terms to those of the subordinated debt held by Knowledge Universe prior to this debt conversion. If not called or exchanged by June 30, 2001, the preferred will become convertible at any time thereafter as provided below.

        If, prior to the fourth anniversary of the closing of the debt conversion, the Series A Preferred Stock has not been called, exchanged or converted as described above, then on or after the fourth anniversary of the closing of the debt conversion, the Company may, at its option, call the Series
A Preferred Stock, provided that the Company's Class A Common Stock is trading at an average of at least 150% of the Reset Conversion Price (defined below) over the 30 trading days preceding such call. For the twelve month period commencing on the fourth anniversary of the closing of the debt conversion, any Series A Preferred Stock may be called at a premium of 106% of its face value plus PIK dividends accrued to the date of such call. On each anniversary of the closing of the debt conversion thereafter, this premium would decrease by one percent (1%) for the following twelve month period. Commencing on the tenth anniversary of the closing of the debt conversion and thereafter, the call price shall be 100%. The preferred will vote on an as converted basis.

        The preferred will have a liquidation preference equal to face value plus all dividends. The holders of the preferred will be entitled to this liquidation preference upon the merger or consolidation of the Company into or with another corporation in which the Company is not the surviving corporation or any other transaction which results in the Company's stockholders immediately prior to such transaction owning less than 50% of the Company's voting power immediately after such transaction, or the sale of all or substantially all of the assets of the Company.



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        If not called or exchanged by the Company by June 30, 2001, the Series A
Preferred Stock will be convertible into Class A Common Stock at any time thereafter at a conversion price equal to the lesser of (i) $3 per share or (ii)
150% of the average of the last sales prices of the Class A Common Stock over the 10 day period immediately preceding June 30, 2001 (the "Initial Conversion
Price"), subject to the reset and exceptions described below and other customary anti-dilution adjustments. The Initial Conversion Price of the Series A
Preferred Stock will reset (the "Reset Conversion Price") in two years from the debt conversion date at the lower of (i) the Initial Conversion Price, or (ii)
80% of the average of the last sales prices of the Class A Common Stock over the
30 day period immediately preceding the two year point. Notwithstanding the foregoing, in no event will the conversion price of the Series A Preferred Stock be less than $0.5625, the last sales price of the Company's Class A Common Stock on December 14, 2000 - the date Note Conversion Agreement was executed.

        All holders of Series A Preferred Stock receive customary registration rights, including demand, piggyback and S-3 registration rights, commencing on June 30, 2001.


ITEM 7.  EXHIBITS.

(c)     Exhibits.

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
        Exhibit
        Number                               Description of Exhibit
        -------                              ----------------------
        4.1     Certificate of Designations.
        4.2     Note Conversion Agreement.
        99.1    Press Release dated December 15, 2000
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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2000                            NEXTERA ENTERPRISES, INC.



                                            By:    /s/ Michael P. Muldowney
                                                   -----------------------------
                                                   Michael P. Muldowney
                                                   Chief Financial Officer



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                                  EXHIBIT INDEX

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
Exhibit
Number                               Description of Exhibit
-------                              ----------------------
4.1        Certificate of Designations.

4.2        Note Conversion Agreement.

99.1       Press Release dated December 15, 2000
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